Credit Suisse Asset Management Income Fund
10f-3 Transactions
"For the Period January 1, 2001 through June 30, 2001"


Date	Security		Broker 		Price

Par 	% of Offering	% of Assets	Syndicate Member
1/10/01	Comcast Cable Communications
	"6.75%, 01/30/2011"
Merrill Lynch
99.235	" 100,000 "	0.0100%	0.0500%	CSFB

6/29/01	"Michaels Stores, Inc 144A"
	"9.25%, 07/01/2009"
Merrill Lynch
100	" 1,000,000 "	0.5000%	0.3900%	CSFB